Free Writing Prospectus pursuant to Rule 433 dated January 10, 2024 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Buffered PLUS Based on the Value of the Invesco S&P 500® Equal Weight ETF due July 22, 2026

Principal at Risk Securities

The Buffered Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated January 10, 2024, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
		PLUS Payoff Diagram*

Security Performance
Underlying ETF Performance
Maximum Payment at Maturity as % of Stated principal amount
Leveraged Performance
124.7%
100%
90%
112.35%
200
175
150
125
100
75
50
25
0
0
50
100
150
200
Hypothetical Payment at Maturity (as % of Stated Principal Amount)
Hypothetical Final ETF Price (as % of Initial ETF Price)

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	Invesco S&P 500® Equal Weight ETF (Bloomberg symbol, “RSP UP Equity”)
Index:	with respect to the underlying ETF, the S&P 500® Equal Weight Index
Pricing date:	expected to price on or about January 17, 2024
Original issue date:	expected to be January 22, 2024
Valuation date:	expected to be July 17, 2026
Stated maturity date:	expected to be July 22, 2026
Payment at maturity (for each $1,000 stated principal amount of your PLUS):

If the final ETF price is greater than the initial ETF price, $1,000 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final ETF price is equal to or less than the initial ETF price, but has decreased from the initial ETF price by an amount less than or equal to the buffer amount of 10.00%, $1,000

If the final ETF price is less than the initial ETF price and has decreased from the initial ETF price by an amount greater than the buffer amount, (i) the product of $1,000 × the ETF performance factor plus (ii) $100.00

This amount will be less than the stated principal amount of $1,000. The PLUS will not pay less than $100.00 per PLUS at maturity.

		Hypothetical Final ETF price (as Percentage of Initial ETF price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)

		150.000%	124.700%
		125.000%	124.700%
Leveraged upside payment:	$1,000 × leverage factor × ETF percent increase	115.000%	124.700%
		112.350%	124.700%
Leverage factor:	200%	105.000%	110.000%
Maximum payment at maturity (set on the pricing date):	at least $1,247.00 per PLUS (at least 124.70% of the stated principal amount)	103.000%	106.000%
		100.000%	100.000%
		97.000%	100.000%
Minimum payment at maturity:	$100.00 per PLUS (10.00% of the stated principal amount)	93.000%	100.000%
		90.000%	100.000%
ETF percent increase:	(final ETF price - initial ETF price) / initial ETF price	89.999%	99.999%
		50.000%	60.000%
Initial ETF price:	the closing price of the underlying ETF on the pricing date	30.000%	40.000%
Final ETF price:	the closing price of the underlying ETF on the valuation date	25.000%	35.000%
Buffer amount:	10.00%	0.000%	10.000%
ETF performance factor:	final ETF price / initial ETF price
		*assumes a maximum payment at maturity of $1,247.00
CUSIP / ISIN:	40057XVD4 / US40057XVD47

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.

About Your PLUS

The amount that you will be paid on your PLUS on the stated maturity date is based on the performance of the Invesco S&P 500® Equal Weight ETF as measured from the pricing date to and including the valuation date.

The return on your PLUS is linked to the performance of the ETF, and not to that of the S&P 500® Equal Weight Index on which the ETF is based.

If the final ETF price is greater than the initial ETF price (set on the pricing date), the return on your PLUS will be positive and equal to the product of the leverage factor of 200% multiplied by the ETF percent increase, subject to the maximum payment at maturity of at least $1,247.00 (set on the pricing date) per PLUS.

If the final ETF price is less than the initial ETF price but has not decreased by more than the buffer amount of 10.00% of the initial ETF price, you will receive the principal amount of your PLUS. However, if the final ETF price has decreased from the initial ETF price by more than the buffer amount, you will lose 1% for every 1% decline beyond the buffer amount, subject to the minimum payment at maturity of 10.00% of the stated principal amount.

The PLUS are for investors who seek the potential to earn 200% of any positive return of the underlying ETF, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing up to 90.00% of their investment if the final ETF price has declined from the initial ETF price by more than the buffer amount.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 10, 2024
●
General terms supplement no. 8,999 dated February 13, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing pricings), the terms of the securities and certain risks.

RISK FACTORS

An investment in the PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no 8,999, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your PLUS are a riskier investment than ordinary debt securities. Also, your PLUS are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your PLUS are linked. You should carefully consider whether the offered PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your PLUS Do Not Bear Interest
▪
You May Lose a Substantial Portion of Your Investment in the PLUS
▪
The PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Potential for the Value of Your PLUS to Increase Will Be Limited
▪
The Return on Your PLUS Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪
The Estimated Value of Your PLUS At the Time the Terms of Your PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your PLUS
▪
The Amount Payable on Your PLUS Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪
The Market Value of Your PLUS May Be Influenced by Many Unpredictable Factors
▪
Your PLUS May Not Have an Active Trading Market
▪
If the Price of the Underlying ETF Changes, the Market Value of Your PLUS May Not Change in the Same Manner
▪
Investing in the PLUS is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Shares of the Underlying ETF or Any Underlying ETF Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the PLUS at a Different Issue Price
▪
If You Purchase Your PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the PLUS
▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Invesco S&P 500® Equal Weight ETF

▪
The Policies of the Underlying ETF’s Investment Advisor and the Publisher of the Underlying ETF’s Index Could Affect the Payment at Maturity on Your PLUS and Their Market Value
▪
Except to the Extent that the Common Stock of The Goldman Sachs Group, Inc. Is One of the Common Stocks Currently Held by the Underlying ETF and One of the Common Stocks that Comprise Its Index, and Except to the Extent that GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of the Underlying ETF, There Is No Affiliation Between the Underlying ETF Investment Advisor or the Publisher of the Underlying ETF’s Index and Us
▪
There is No Assurance That an Active Trading Market Will Continue for the Underlying ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlying ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
The Underlying ETF and Its Index are Different and the Performance of the Underlying ETF May Not Correlate With the Performance of Its Index

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your PLUS Are Uncertain
▪
Your PLUS May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999,:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Valuation Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Underlying Business Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the securities and certain risks.